O S H K O S H    T R U C K    C O R P O R A T I O N

For more information contact:	Financial:	Patrick Davidson
Vice President, Investor Relations
(920) 966-5939
	Media:	Ann Stawski
Vice President, Marketing Communications
(920) 966-5959

OSHKOSH TRUCK REPORTS THIRD QUARTER EPS UP
68.1 PERCENT TO $1.21

REPORTS JLG ACCRETIVE BY $0.35 PER SHARE IN THIRD QUARTER

RAISES FISCAL 2007 EPS ESTIMATE RANGE TO $3.35 — $3.40

ANNOUNCES FISCAL 2008 SALES ESTIMATE OF $7.0 — $7.2 BILLION AND EPS ESTIMATE OF $4.15 – $4.35

OSHKOSH, WIS (August 1, 2007) – Oshkosh Truck Corporation (NYSE: OSK), a leading manufacturer of specialty vehicles and vehicle bodies, today reported third quarter of fiscal 2007 earnings per share (“EPS”) of $1.21 on sales of $1.85 billion and net income of $90.6 million. These results compare with EPS of $0.72 on sales of $887.9 million and net income of $53.4 million for last year’s third quarter. Oshkosh’s reported EPS exceeded the Company’s most recent earnings estimate range for the quarter of $0.90 — $0.95 per share. Based upon the results of the third quarter, Oshkosh increased its estimate for fiscal 2007 EPS to a range of $3.35 — $3.40.

        Sales in the third quarter of fiscal 2007 more than doubled, increasing 108.1 percent as compared to the third quarter of fiscal 2006. The recent acquisition of JLG Industries, Inc. (“JLG”) contributed sales of $873.8 million in the third quarter of fiscal 2007. Sales also grew in the Company’s defense and fire and emergency segments, while the Company’s commercial segment sales declined primarily due to an anticipated decrease in demand following the January 1, 2007 diesel engine emission standards changes.

-CONTINUED-

        Operating income increased 133.2 percent to $192.7 million, or 10.4 percent of sales. The Company’s most recent acquisition, JLG, contributed operating income of $98.3 million. Operating income grew at a double-digit percentage in the defense segment, while the fire and emergency and commercial segments each experienced decreases in operating income.

        Commenting on the results, Robert G. Bohn, chairman, president and chief executive officer, said, “The team at JLG really delivered this quarter as they continue to integrate into the Oshkosh Truck family. Global demand for aerial work platforms has been outstanding and we believe these conditions will continue in fiscal 2008, particularly in our overseas markets.”

        Bohn continued, “Strong orders for our medium and heavy tactical vehicles provided the fuel necessary for our defense business to grow at a high rate during the third quarter. Looking forward, we expect requirements for new and remanufactured trucks to grow in fiscal 2008, and we remain optimistic about opportunities for Oshkosh Truck to produce Mine Resistant Ambush Protected (“MRAP”) vehicles for our U.S. military. We’re especially pleased with our opportunity to participate in the offering of the very capable Bull™ armored vehicle to the U.S. military and other friendly, foreign militaries through our recently announced teaming agreement with Ceradyne, Inc. and Ideal Innovations, Inc. We believe the Bull substantially improves the protection for our troops and expect to further prove that in the coming months to the U.S. military.

        “Today, we are also announcing our initial estimates for fiscal 2008. Based on strong demand in our access equipment and defense segments and the scope of our cost reduction activities, we believe we can grow our revenues above $7 billion, improve our operating margins by over 50 basis points and grow our EPS to between $4.15 and $4.35. We are very excited about our prospects for fiscal 2008,” Bohn announced.

        Factors affecting third quarter results for the Company’s business segments included:

        Access equipment – Access equipment segment sales were $873.8 million for the quarter, while operating income was $98.3 million, or 11.3 percent of sales. These results included purchase accounting charges totaling 2.2 percent of sales, consisting of $2.0 million related to the revaluation of inventory at the acquisition date of JLG and $16.8 million related to recurring amortization of intangible and tangible assets established in the preliminary purchase accounting for the JLG acquisition. Compared to JLG’s pre-acquisition results for the same period in 2006, sales reflected higher worldwide demand for aerial work platforms and the addition of the sales of Caterpillar® branded telehandlers, offset in part by lower demand for traditional telehandlers in North America. Sales for the segment were 30.8 percent higher in the quarter than sales for JLG as a stand-alone company for the same period last year.

-CONTINUED-

        JLG was accretive to EPS for the third quarter by $0.35 per share. The Company had previously estimated that JLG would be accretive to third quarter EPS by $0.20 — $0.25 per share. The improvement from previous estimates resulted from better performance in all of JLG’s regions globally.

        Defense – Defense segment sales increased 29.1 percent to $376.3 million for the quarter compared to the prior year’s third quarter due to a significant increase in new and remanufactured trucks sales offset in part by sharply lower parts and service sales. The higher sales of new and remanufactured trucks reflected higher federal funding for such vehicles, while parts and service sales declined sharply on lower armor-related sales and limited available service work in recent months.

        Operating income in the third quarter was up 33.1 percent to $65.3 million, or 17.3 percent of sales, compared to the prior year quarter operating income of $49.0 million, or 16.8 percent of sales. The segment operating margin increased as revenues increased faster than relatively fixed operating expenses.

        Fire and emergency – Fire and emergency segment sales increased 13.7 percent to $290.2 million for the quarter compared to the prior year quarter. Operating income decreased 2.7 percent to $29.0 million, or 10.0 percent of sales, compared to the prior year quarter operating income of $29.7 million, or 11.7 percent of sales. The recent acquisition of Oshkosh Specialty Vehicles (“OSV”) contributed sales and operating income totaling $31.9 million and $3.4 million, respectively, in the quarter. Sales of other businesses in the segment increased 1.2 percent reflecting higher domestic fire apparatus and towing product sales, offset in part by lower airport product sales. The low organic growth rate in the quarter also reflected both the delay of $13.6 million of sales from the second quarter of fiscal 2006 to the third quarter of fiscal 2006 due to supplier issues and the expected concentration of approximately 40.0 percent of the annual sales of airport products in the fourth quarter of fiscal 2007. Operating income from these same businesses decreased 14.2 percent during the quarter as a result of a decrease in higher-margin airport product sales and weak European fire apparatus sales.

-CONTINUED-

        Commercial – Commercial segment sales decreased 9.3 percent to $317.8 million in the third quarter compared to the prior year quarter. Operating income decreased 29.7 percent to $17.8 million, or 5.6 percent of sales, compared to $25.4 million, or 7.2 percent of sales, in the prior year quarter. The recent acquisition of Iowa Mold Tooling Co., Inc. (“IMT”) contributed sales and operating income totaling $25.4 million and $3.5 million, respectively, in the quarter. Sales and operating income from other businesses in the segment decreased 16.6 percent and 43.3 percent, respectively. These decreases were largely driven by lower domestic concrete mixer volume subsequent to the January 1, 2007 changes to diesel engine emissions standards. Lower sales and higher warranty costs at the Company’s European refuse business also contributed to the decrease in operating income for the segment.

        Corporate and other – Corporate operating expenses and inter-segment profit elimination decreased $3.8 million to $17.7 million for the third quarter. The decrease was largely due to lower acquisition investigation and related costs offset in part by higher personnel costs and professional service fees. Interest expense net of interest income for the quarter increased $56.7 million to $56.4 million compared to the prior year quarter. Higher interest costs were due to debt incurred primarily in connection with the acquisition of JLG.

        The provision for income taxes in the third quarter decreased to 36.0 percent of pre-tax income compared to 36.4 percent of pre-tax income in the prior year quarter. The lower effective tax rate reflected the impacts of the JLG acquisition and the re-instatement of the federal research and development tax credit.

        Equity in earnings of unconsolidated affiliates increased to $2.1 million during the third quarter compared to $0.9 million in the prior year quarter due to improved performance of an affiliate in Mexico and the addition of a joint venture in Europe which was acquired in the acquisition of JLG.

-CONTINUED-

        Total debt decreased $23.3 million during the third quarter to $3.09 billion at June 30, 2007 as compared to $3.11 billion at March 31, 2007 due to cash provided from operating activities.

Nine-month Results

        The Company reported that EPS increased 16.2 percent to $2.44 per share for the first nine months of fiscal 2007 on sales of $4.51 billion and net income of $182.7 million compared to $2.10 per share for the first nine months of fiscal 2006 on sales of $2.52 billion and net income of $156.3 million. The JLG acquisition contributed significantly to the increase in both sales and net income compared to the prior year. The acquisition of JLG has been accretive to EPS for the first nine months of fiscal 2007 by $0.20 per share despite the impact of certain purchase accounting adjustments and the closing of the JLG acquisition during a seasonally slow holiday period.

        Operating income increased 64.9 percent to $411.1 million, or 9.1 percent of sales, in the first nine months of fiscal 2007 compared to $249.3 million, or 9.9 percent of sales, in the first nine months of fiscal 2006. The increase in operating income compared to the prior year was driven primarily by the JLG acquisition.

Fiscal 2007 Estimates

        The Company increased its estimated EPS range for fiscal 2007 to between $3.35 and $3.40 per share, including $0.40 — $0.45 per share accretion for JLG, compared to $2.76 per share in fiscal 2006. This estimated range reflects the Company’s better than anticipated financial performance during the third quarter of fiscal 2007 offset in part by additional costs the Company expects to incur to compete in the MRAP vehicle programs and weaker anticipated defense parts and service sales in the fourth quarter of fiscal 2007.

Fiscal 2008 Estimates

        The Company announced its estimated range of fiscal 2008 EPS to be between $4.15 and $4.35 per share on projected sales of $7.0 — $7.2 billion. The Company expects sales in its access equipment and defense segments to grow by double digit percentages in fiscal 2008. The Company expects such sales increases and cost reduction plans across all segments to be the primary drivers of its estimated EPS growth in fiscal 2008.

-CONTINUED-

Dividend Announcement

        Oshkosh Truck Corporation’s Board of Directors declared a quarterly dividend of $0.10 per share of Common Stock. The dividend, unchanged from the immediately preceding quarter, will be payable August 23, 2007, to shareholders of record as of August 15, 2007.

        The Company will comment on third quarter earnings and expectations for the remainder of fiscal 2007 and fiscal 2008 during a conference call at 9:00 a.m. Eastern Daylight Time this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 8:00 a.m. Eastern Daylight Time this morning. The call will be webcast simultaneously over the Internet. To access the webcast, investors should go to www.oshkoshtruckcorporation.com at least 15 minutes prior to the event and follow the instructions for listening to the broadcast. An audio replay of the call and related question and answer session will be available for twelve months at this website.

        Oshkosh Truck Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, military, fire and emergency and commercial vehicles and vehicle bodies. Oshkosh’s products are valued worldwide by rental and construction companies, defense forces, fire and emergency units, municipal and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

-CONTINUED-

Forward-Looking Statements

        This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the consequences of financial leverage associated with the JLG acquisition; the challenges of integrating the acquired JLG, OSV and IMT businesses; the Company’s ability to turn around its Geesink Norba Group and Medtec businesses; the expected level and timing of U.S. Department of Defense procurement of products and services and funding thereof; the cyclical nature of the Company’s access equipment, commercial and fire and emergency markets; risks related to reductions in government expenditures and the uncertainty of government contracts; risks associated with international operations and sales, including foreign currency fluctuations; and risks related to the collectibility of access equipment receivables. In addition, the Company’s expectations for fiscal 2007 and 2008 are based in part on certain assumptions made by the Company, including without limitation, those relating to the Company’s ability to integrate JLG, OSV and IMT and achieve targeted sales, operating income and synergies for each acquisition; the Company’s ability to turn around the Geesink Norba Group and Medtec businesses sufficiently to support their current valuations resulting in no impairment charges; the Company’s estimates for the level of concrete placement activity, housing starts, non-residential construction spending and mortgage rates; the performance of the U.S. and European economies generally; the Company’s expectations as to timing of receipt of sales orders and payments and execution and funding of defense contracts; the Company’s ability to achieve cost reductions and operating efficiencies, in particular at JLG, McNeilus, the Geesink Norba Group and Medtec; the availability of defense truck carcasses for remanufacturing; the anticipated level of production and margins associated with the Family of Heavy Tactical Vehicles contract, the Indefinite Demand/Indefinite Quantity truck remanufacturing contract, the Medium Tactical Vehicle Replacement follow-on contract, the Logistics Vehicle System Replacement contract and international defense truck contracts; the Company’s ability to produce defense trucks at increased levels for the fourth quarter of fiscal 2007 and fiscal 2008; the Company’s estimates for capital expenditures of rental and construction companies for JLG’s products, of municipalities for fire and emergency and refuse products, of airports for aircraft rescue and snow removal products and of large commercial waste haulers generally and with the Company; the Company’s estimates of the impact of changing fuel prices and credit availability on capital spending of towing operators; federal funding levels for U.S. Department of Homeland Security and spending by governmental entities on homeland security apparatus; the Company’s planned spending on product development and bid and proposal activities with respect to defense truck procurement competitions and the outcome of such competitions; the expected level of commercial “package” body and purchased chassis sales compared to “body only” sales; anticipated levels of capital expenditures by the Company; the Company’s estimates for costs relating to litigation, product warranty, product liability, insurance, stock options and restricted stock awards, performance share awards, bad debts, personnel and raw materials; the Company’s estimates for debt levels, interest rates, working capital needs and effective tax rates; and that the Company does not complete any further acquisitions in the short term. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.

-CONTINUED-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
	(In millions, except share and per share amounts)
Net sales	$1,847.3	$887.9	$4,514.9	$2,523.0
Cost of sales	1,518.9	732.6	3,739.4	2,069.5

Gross income	328.4	155.3	775.5	453.5
Operating expenses:
Selling, general and administrative	117.4	70.9	320.3	198.6
Amortization of purchased intangibles	18.3	1.8	44.1	5.6

Total operating expenses	135.7	72.7	364.4	204.2

Operating income	192.7	82.6	411.1	249.3
Other income (expense):
Interest expense	(59.0)	(1.3)	(142.9)	(4.2)
Interest income	2.6	1.6	5.4	4.5
Miscellaneous, net	1.6	(0.3)	2.1	(0.7)

	(54.8)	--	(135.4)	(0.4)

Income before provision for income taxes,
equity in earnings of unconsolidated
affiliates and minority interest	137.9	82.6	275.7	248.9
Provision for income taxes	49.6	30.0	99.2	94.1

Income before equity in earnings of
unconsolidated affiliates and
minority interest	88.3	52.6	176.5	154.8
Equity in earnings of unconsolidated
affiliates, net of income taxes	2.1	0.9	6.0	1.9
Minority interest, net of income taxes	0.2	(0.1)	0.2	(0.4)

Net income	$90.6	$53.4	$182.7	$156.3

Earnings per share
Basic	$1.23	$0.73	$2.49	$2.14
Diluted	$1.21	$0.72	$2.44	$2.10
Basic weighted average shares outstanding	73,629	73,181	73,506	73,134
Effect of dilutive stock options and
incentive compensation awards	1,333	1,310	1,264	1,229

Diluted weighted average shares outstanding	74,962	74,491	74,770	74,363

-CONTINUED-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2007	September 30, 2006
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$60.0	$22.0
Receivables, net	1,026.1	317.9
Inventories, net	967.9	589.8
Deferred income taxes	75.3	53.2
Other current assets	38.3	20.5

Total current assets	2,167.6	1,003.4
Investment in unconsolidated affiliates	30.9	19.3
Property, plant and equipment	645.6	416.8
Less accumulated depreciation	(226.6)	(184.9)

Property, plant and equipment, net	419.0	231.9
Goodwill, net	2,432.5	558.7
Purchased intangible assets, net	1,170.0	219.2
Other long-term assets	174.2	78.4

Total assets	$6,394.2	$2,110.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities
of long-term debt	$94.1	$87.5
Accounts payable	612.8	236.5
Customer advances	415.2	266.7
Floor plan notes payable	16.0	48.4
Payroll-related obligations	93.3	59.4
Income taxes payable	55.4	12.8
Other current liabilities	269.6	170.7

Total current liabilities	1,556.4	882.0
Long-term debt, less current maturities	2,994.6	2.2
Deferred income taxes	436.7	100.0
Other long-term liabilities	108.9	61.0
Commitments and contingencies
Minority interest	3.8	3.8
Shareholders’ equity	1,293.8	1,061.9

Total liabilities and shareholders’ equity	$6,394.2	$2,110.9

-CONTINUED-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended June 30,
	2007	2006
	(In millions)
Operating activities:
Net income	$182.7	$156.3
Non-cash and other adjustments	79.0	24.0
Changes in operating assets and liabilities	52.6	(34.7)

Net cash provided by operating activities	314.3	145.6
Investing activities:
Acquisition of businesses, net of cash acquired	(3,140.5)	--
Additions to property, plant and equipment	(56.1)	(40.5)
Additions to equipment held for rental	(15.8)	--
Proceeds from sale of property, plant and equipment	0.6	0.4
Proceeds from sale of equipment held for rental	4.0	--
Distribution of capital from unconsolidated affiliates	2.2	--
Increase in other long-term assets	(3.5)	(1.0)

Net cash used by investing activities	(3,209.1)	(41.1)
Financing activities:
Issuance of long-term debt	3,100.0	--
Debt issuance costs	(34.9)	--
Repayment of long-term debt	(39.5)	(0.5)
Net (repayments) borrowings under revolving credit facility	(82.4)	3.8
Proceeds from exercise of stock options	5.5	2.6
Excess tax benefits from stock-based compensation	5.2	2.7
Dividends paid	(22.2)	(19.7)

Net cash provided (used) by financing activities	2,931.7	(11.1)
Effect of exchange rate changes on cash	1.1	0.8

Increase in cash and cash equivalents	38.0	94.2
Cash and cash equivalents at beginning of period	22.0	127.5

Cash and cash equivalents at end of period	$60.0	$221.7

Supplementary disclosure:
Depreciation and amortization	$91.3	$26.7

-CONTINUED-

OSHKOSH TRUCK CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
	(In millions)
Net sales to unaffiliated customers:
Access equipment	$873.8	$--	$1,699.5	$--
Defense	376.3	291.4	993.9	988.7
Fire and emergency	290.2	255.3	850.4	693.0
Commercial	317.8	350.5	998.7	871.2
Intersegment eliminations	(10.8)	(9.3)	(27.6)	(29.9)

Consolidated	$1,847.3	$887.9	$4,514.9	$2,523.0

Operating income (loss):
Access equipment	$98.3	$--	$153.9	$--
Defense	65.3	49.0	172.7	187.4
Fire and emergency	29.0	29.7	81.2	68.6
Commercial	17.8	25.4	60.7	49.0
Corporate and other	(17.7)	(21.5)	(57.4)	(55.7)

Consolidated	$192.7	$82.6	$411.1	$249.3

Period-end backlog:
Access equipment			$1,188.4	$--
Defense			1,744.4	1,054.7
Fire and emergency			606.8	554.8
Commercial			204.6	418.0

Consolidated			$3,744.2	$2,027.5

####